UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1355 Sansome Street, San Francisco CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement .

On January 31, 2005, PlanetOut Inc. (“PlanetOut” or the “Company”) entered into an Employment Agreement with Donna L. Gibbs, the Company’s Senior Vice President, Marketing and Communications, which modified the terms of Ms. Gibbs employment and compensation. Ms. Gibbs’ annual base compensation was increased to $180,000, and she is eligible for a performance bonus with a target amount of $25,000 payable based upon the criteria set forth in the agreement on the first anniversary of Ms. Gibbs’ commencement of employment with the Company. If Ms. Gibbs is terminated for any reason between April and June 2005, she will be entitled to a pro-rated portion of the full bonus.
In addition, Ms. Gibbs is eligible for a discretionary annual incentive bonus based upon criteria approved by the Board of Directors and may also receive stock options or other equity incentive awards under the Company’s equity incentive plans. If Ms. Gibbs’ employment is terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims she may have against the Company, she will be entitled to continued payment of her then current base salary for nine months, six months of accelerated vesting of her then unvested stock options (or other equity instruments) and continuation of her health insurance coverage for nine months. If Ms. Gibbs is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, she will be entitled to continued payment of her then current base salary for twelve months, the greater of accelerated vesting of 50% of her then unvested options (or other equity instruments) or six months of accelerated vesting of those options (or other equity instruments), and continuation of her health insurance coverage for twelve months. A copy of the Employment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed with this report:

99.1.	Employment Agreement, dated January 31, 2005, by and among PlanetOut Inc. and Donna L. Gibbs.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: February 3, 2004	By:	/s/ Jeffrey T. Soukup

Jeffrey T. Soukup Executive Vice President, Chief Financial Officer, Secretary and Treasurer

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EXHIBIT INDEX

Exhibit
No.	Description of Exhibits.
99.1	Employment Agreement, dated January 31, 2005, by and among PlanetOut Inc. and Donna L. Gibbs.

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